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                                                                     Exhibit 5.1




              [Paul, Weiss, Rifkind, Wharton & Garrison Letterhead]







                                                August 17, 2000




CoreComm Merger Sub, Inc.
110 East 59th Street, 26th Floor
New York, New York 10022


                        CoreComm Merger Sub, Inc.
                    Registration Statement on Form S-4


Ladies and Gentlemen:

            In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by CoreComm Merger Sub, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of up to 60,000,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), whose issuance is registered under the Registration Statement.

            In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Agreement
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and Plan of Merger among CoreComm Limited, CoreComm Group Sub I, Inc. and
Voyager.net, Inc., dated as of March 12, 2000 and amended on August 10, 2000 (as amended to date, the "Merger Agreement"), (iii) the Company's Certificate of Incorporation and Bylaws, (iv) the form of the Company's Restated Certificate of Incorporation and Restated Bylaws to be adopted once the required conditions have been met and (v) records of certain of the Company's corporate proceedings. In addition, we have made those other examinations of law and fact as we deemed relevant and necessary in order to form a basis for our opinions.

            In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party to them, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all the latter documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

            Based on the foregoing, and subject to the stated assumptions, we are of the opinion that (i) the Shares have been duly authorized for issuance and (ii) the Shares, when issued and delivered and paid for as contemplated in the Documents, will be validly issued, fully paid and non-assessable.

            Our opinions expressed above are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our
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opinions are rendered only with respect to the laws, and the reported judicial decisions, rules, regulations and orders under them, which are currently in effect.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Legal Matters" and "Material Federal Income Tax Consequences" in the prospectus included in the Registration Statement. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                Very truly yours,
                  /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON